FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-191331-09

Sent: Wednesday, July 15, 2015 10:40 AM

Subject: GSMS 2015-GC32 -- Price Guidance (Public)(external)

GSMS 2015-GC32 -– Price Guidance  (Public)(external)

926.634mm Fixed Rate CMBS Offering

Co-Lead Managers and Joint Bookrunners:	Goldman, Sachs & Co. and Citigroup Global Markets Inc.
Co-Managers:	Drexel Hamilton, LLC and Cantor Fitzgerald & Co.

Class	Moody's/Fitch/KBRA	Size($mm)	WAL(yr)	C/E	Guidance	Trgt $px
A-1	Aaa(sf)/AAAsf/AAA(sf)	54.451	2.59	30.000%	S+48a	100-00
A-2	Aaa(sf)/AAAsf/AAA(sf)	50.885	4.81	30.000%	S+68a	103-00
A-3	Aaa(sf)/AAAsf/AAA(sf)	180.000	9.81	30.000%	** Not Available**
A-4	Aaa(sf)/AAAsf/AAA(sf)	331.866	9.91	30.000%	S+103a	103-00
A-AB	Aaa(sf)/AAAsf/AAA(sf)	84.984	7.43	30.000%	S+88a	103-00
A-S	Aa2(sf)/AAAsf/AAA(sf)	70.218	9.94	23.000%	S+135a	103-00
B	NR/AA-sf/AA-(sf)	60.188	9.94	17.000%	S+180a	WAC
C	NR/A-sf/A-(sf)	42.632	9.94	12.750%	S+245a	WAC
D	NR/BBB-sf/BBB-(sf)	51.410	9.94	7.625%	S+400a	~78-00

Collateral Summary
Initial Pool Balance:	$1.003bn
Number of Mortgage Loans:	63
Number of Mortgaged Properties:	222
Average Cut-off Date Mortgage Loan Balance:	$15.923mm
Weighted Average Mortgage Interest Rate:	4.4299%
Weighted Average Remaining Term to Maturity (months):	117
Weighted Average Remaining Amortization Term (months):	357
Weighted Average Cut-off Date LTV Ratio:	65.8%
Weighted Average Maturity Date LTV Ratio:	55.7%
Weighted Average Underwritten Debt Service Coverage Ratio:	1.75x
Weighted Average Debt Yield on Underwritten NOI:	10.8%
% of Mortgage Loans with Mezzanine Debt:	2.5%
% of Mortgage Loans with Subordinate Debt:	4.9%
% of Mortgage Loans with Preferred Equity:	1.1%
% of Mortgaged Properties with Single Tenants:	4.7%

Property Type:	39.1% Retail, 15.9% Hospitality, 11.1% Manufactured Housing,
10.5% Office, 8.6% Mixed Use, 7.0% Multifamily, 4.8% Self Storage,
3.0% Industrial

Top 5 States:	19.0% CA, 16.6% TX, 12.7% CO, 6.7% PA, 6.1% IL

Anticipated Timing
Anticipated Pricing:	Thurs, July 16th
Anticipated Closing:	Fri, July 31st

The depositor has filed a registration statement (including a prospectus) with the SEC  (SEC File No. 333-191331) for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-471-2526 or by email to prospectus-ny@gs.com ..

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED (OTHER THAN ANY STATEMENT RELATING TO THE IDENTITY OF THE LEGAL ENTITY AUTHORIZING OR SENDING THIS COMMUNICATION IN A NON-US JURISDICTION).  SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION HAVING BEEN SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.